Exhibit 10.39(a-3)

THIRD AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of September 20, 2004, by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”) (Parent and AMDISS, individually and collectively, the “Borrower”), the several financial institutions party hereto as Lenders (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”) and as a Lender, CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as syndication agent for the Lenders (in its capacity as such, the “Syndication Agent”) and as a Lender, THE CIT GROUP/BUSINESS CREDIT, INC., as documentation agent for the Lenders (in its capacity as such, the “Documentation Agent”) and as a Lender, and WELLS FARGO FOOTHILL, LLC, as collateral agent for the Lenders (in its capacity as such, the “Collateral Agent”) and as a Lender.

WHEREAS, the Borrower, certain of the Lenders and the Agent entered into that certain Amended and Restated Loan and Security Agreement, dated as of July 7, 2003, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of October 3, 2003 and that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of April 19, 2004 (as amended and as may be further amended from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower has requested, among other things, that the Maximum Revolver Amount be reduced and the Unused Letter of Credit Subfacility be increased, and Majority Lenders have agreed to such request, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) which is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Amendment,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (defined below) refer to the Loan Agreement as amended hereby.

(c) The rules of interpretation set forth in Section 1.3 of the Loan Agreement shall be applicable to this Amendment.

2. Amendments to Loan Agreement. Subject to the terms and conditions hereof, the Loan Agreement is amended as follows, effective as of the Effective Date:

(a) The second recital of the Loan Agreement is hereby amended as follows:

WHEREAS, the Borrower has requested the Lenders amend and restate the Original Agreement to, among other things, make available to the Borrower a revolving line of credit for loans and letters of credit in an amount not to exceed in the aggregate $100,000,000 and which extensions of credit the Borrower will use for its working capital needs and general business purposes;

(b) Section 1.1 of the Loan Agreement is hereby amended as follows:

(i) The defined term “Applicable Fee Amount” is hereby amended and restated in its entirety as follows:

“Applicable Fee Amount” means, with respect to the Unused Line Fee payable hereunder, the amount per annum set forth below opposite the applicable Level below the heading “Unused Line Fee” and, with respect to the Letter of Credit Fee, the amount per annum set forth opposite the applicable Level below the heading “Letter of Credit Fee”. The Applicable Fee Amount for any calendar month shall be based on the Net Domestic Cash as of the last day of such calendar month. As of August 31, 2004, the applicable level was Level 4.

Level	Net Domestic Cash	Unused Line Fee	Letter of Credit Fee
1	Greater than or equal to $500,000,000	0.25%	1.25%
2	Greater than or equal to $400,000,000 but less than $500,000,000	0.25%	1.50%
3	Greater than or equal to $300,000,000 but less than $400,000,000	0.25%	1.50%
4	Less than $300,000,000	0.25%	1.75%

The Applicable Fee Amounts shall be adjusted (up or down) prospectively on a monthly basis as determined by the Borrower’s month-end Monthly Gross Collateral and Net Domestic Cash Report, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of each Borrower’s month-end Monthly Gross Collateral and Net

Domestic Cash Report to Agent and the Lenders for the month ending August 31, 2004. Adjustments in Applicable Fee Amounts shall be determined by reference to the foregoing grid. All adjustments in the Applicable Fee Amounts after August 31, 2004 shall be implemented monthly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Agent and the Lenders of the month-end Monthly Gross Collateral and Net Domestic Cash Report evidencing the need for an adjustment. Concurrently with the delivery of the month-end Monthly Gross Collateral and Net Domestic Cash Report, Borrower shall deliver to Agent and the Lenders a certificate, signed by its chief financial officer, treasurer, or assistant treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Fee Amounts. Failure to timely deliver such Monthly Gross Collateral and Net Domestic Cash Report shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Fee Amounts to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of the month-end Monthly Gross Collateral and Net Domestic Cash Report demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Fee Amounts is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

(ii) The defined term “Applicable Margin” is hereby amended and restated in its entirety as follows:

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Rate Loans, the amount set forth below opposite the applicable Level below the heading “Base Rate Spread,” or “LIBOR Rate Spread”. The Applicable Margin for any calendar month shall be based on the Net Domestic Cash as of the last day of such calendar month. As of August 31, 2004, the applicable level was Level 4.

Level	Net Domestic Cash	Base Rate Spread	LIBOR Rate Spread
1	Greater than or equal to $500,000,000	0%	1.50%
2	Greater than or equal to $400,000,000 but less than $500,000,000	0%	1.75%
3	Greater than or equal to $300,000000 but less than $400,000,000	0.25%	2.00%
4	Less than $300,000,000	0.50%	2.25%

The Applicable Margins shall be adjusted (up or down) prospectively on a monthly basis as determined by the Borrower’s month-end Monthly Gross Collateral and Net Domestic Cash Report, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrower’s month-end Monthly Gross Collateral and Net Domestic Cash Report to Agent and the Lenders for the month ending August 31, 2004. Adjustments in Applicable Margins shall be determined by reference to the foregoing grid. All adjustments in the Applicable Margins after August 31, 2004 shall be implemented monthly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Agent and the Lenders of the month-end Monthly Gross Collateral and Net Domestic Cash Report evidencing the need for an adjustment. Concurrently with the delivery of the month-end Monthly Gross Collateral and Net Domestic Cash Report, Borrower shall deliver to Agent and the Lenders a certificate, signed by its chief financial officer, treasurer, or assistant treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Monthly Gross Collateral and Net Domestic Cash Report shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of the month-end Monthly Gross Collateral and Net Domestic Cash Report demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

(iii) the defined term “Commitment” is hereby amended and restated in its entirety as follows:

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on the signature pages of this Agreement, on the signature pages of any amendment to this Agreement entered into in accordance with the terms of this Agreement, or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.3, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 13.3, and “Commitments” means, collectively, the aggregate amount of the Commitments of all of the Lenders.

(iv) The defined term “Maximum Revolver Amount” is hereby amended and restated in its entirety as follows:

“Maximum Revolver Amount” means $100,000,000.

(v) The defined term “Unused Letter of Credit Subfacility” is hereby amended and restated in its entirety as follows:

“Unused Letter of Credit Subfacility” means an amount equal to $25,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

(c) Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.1 Revolving Facility. Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a revolving credit facility of up to $100,000,000 (the “Revolving Facility”) for the Borrower’s use from time to time during the term of this Agreement. The Revolving Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit up to the Borrowing Base in effect from time to time, as described in Section 2.2 and Section 2.4.

(d) Section 6.6(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) The Agent, accompanied by any Lender which so elects, may, at Borrower’s expense, at all reasonable times during regular business hours (and at any time when an Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of the Borrower’s records, files, and books of account and the Collateral, and discuss the Borrower’s affairs with the Borrower’s officers and management; provided that the Agent and the Lenders agree that, unless (1) the outstanding balance of Revolving Loans is greater than $0, (2) Borrower’s Accounts are less than $200,000,000, or (3) an Event of Default has occurred and is continuing, the Agent shall not conduct any such examination, audit or other inspection. The Borrower will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for the Borrower. The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or Event of Default exists, and at the Borrower’s expense, make copies of all of the Borrower’s books and records relating to the Collateral and all relevant financial records, or require the Borrower to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of the Borrower’s respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent’s Liens. The Agent shall have the right, at any time, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

(e) Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.7 Collateral Reporting. The Borrower shall provide the Agent with the following documents at the following times in form satisfactory to the Agent:

(a) on a monthly basis (within twenty-five (25) days after the end of each month), a schedule of the Borrower’s Accounts created since the last such schedule, which schedule shall also identify any collections, credits and other adjustments in respect of the Borrower’s Accounts since the last such schedule, and a Borrowing Base Certificate; provided, however, that during each period commencing on the date that (1) the outstanding balance of the Revolving Loans is $0, (2) Borrower’s Accounts are greater than $200,000,000, and (3) no Default or Event of Default then exists, Agent and the Lenders agree that the Borrower shall not be required to deliver any such schedule of Borrower’s Accounts or such Borrowing Base Certificate until the next date on which either (1) a Default or Event of Default has occurred, (2) Borrower’s Accounts are less than $200,000,000 or (3) Borrower makes a request for a Revolving Loan.

(b) on a monthly basis, (i) within seven (7) Business Days after the end of each month, an aging of the Borrower’s Accounts, together with a reconciliation to the previous month’s or week’s, as the case may be, aging of the Borrower’s Accounts and to the Borrower’s general ledger; (ii) within ten (10) Business Days after the end of each month, an aging of the Borrower’s accounts payable; and (iii) within ten (10) Business Days after the end of each month, Inventory reports by category, with additional detail showing additions to and deletions from the Inventory; provided, however, that during each period commencing on the date that the outstanding balance of Revolving Loans is $0, and no Default or Event of Default then exists, Agent and the Lenders agree that the Borrower shall not be required to deliver any such agings of the Borrower’s Accounts and accounts payable or such Inventory reports until the next date on which either a Default or Event of Default has occurred or Borrower makes a request for a Revolving Loan;

(c) on a weekly basis, on Tuesday of each week, a calculation of the average daily cash balance of Net Domestic Cash for the prior week substantially in the form of Exhibit 6.7 (b)(iv) attached hereto (the “Weekly Domestic Cash Report”);

(d) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower’s Accounts and for Inventory and Equipment acquired by the Borrower, purchase orders and invoices;

(e) upon request, a statement of the balance of each of the Intercompany Accounts;

(f) such other reports as to the Collateral as the Agent shall reasonably request from time to time;

(g) on a monthly basis (within twenty-five (25) days after the end of each month), a report that sets forth, as of the last day of the most recently completed month, (i) Borrower’s gross Accounts, (ii) Borrower’s gross Inventory, and (iii) Borrower’s Net Domestic Cash (the “Monthly Gross Collateral and Net Domestic Cash Report”);

(h) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

(f) the portion of Section 9.14 of the Loan Agreement commencing with clause (c) thereof through and including the end of such Section 9.14 is hereby amended and restated in its entirety as follows:

(c) the Borrower engages and will engage in transactions with FASL (Delaware) and its Affiliates, and, in the case of clauses (a) and (b) above, no further disclosure is required under this Section 9.14 in that regard, and in the case of clause (c), no further disclosure is required under this Section 9.14 in that regard provided that an Enhanced Covenant Period does not exist and would not occur as a result of such transaction.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan Agreement contemplated hereby).

(b) The execution, delivery and performance by the Borrower of this Amendment and the Loan Agreement (as amended by this Amendment) have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment and the Loan Agreement (as amended by this Amendment) constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Lenders or any other Person.

(f) The Borrower’s obligations under the Loan Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

(a) This Amendment shall be effective as of the date hereof (the “Effective Date”); provided, that, the Agent shall have received (i) from the Borrower and each Lender, a duly executed original (or, if elected by the Agent, an executed facsimile copy) of this Amendment and (ii) from the Borrower, payment of all reasonable Attorney Costs of the Agent to the extent invoiced on or prior to September         , 2004 (including any previously invoiced and outstanding Attorney Costs that relate to services previously provided).

(b) From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, the Borrower hereby ratifies and affirms that the Liens granted to the Agent for the benefit of the Lenders under the Loan Agreement constitute valid and perfected first priority Liens on the Collateral (subject only to Permitted Liens) and secure the Obligations.

(c) The Agent will notify the Borrower and the Lenders of the occurrence of the Effective Date.

5. Acknowledgment of Priority of Bank’s Lien. The Agent, the Lenders and the Borrower agree and acknowledge that (i) the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall be senior to the Agent’s Liens on such cash collateral and cash equivalents and (ii) such Lien priority of the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall not constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document to the extent that the Loan Agreement or any other Loan Document requires that the Agent’s Liens on the Collateral be of first priority, and, accordingly, any relevant representations, warranties, covenants or conditions shall be deemed amended to exempt the cash collateral and cash equivalents that is subject to the Bank’s Liens permitted under clause (l) of the definition of “Permitted Liens” from the general requirement that the Agent’s Liens on the Collateral be of first priority.

6. Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns.

(c) This Amendment shall be governed by and construed in accordance with the law of the State of California; provided, that, the Agent and the Lenders shall retain all rights arising under Federal law.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Lender or the Borrower shall bind such Lender or the Borrower, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

(e) This Amendment contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Amendment supersedes all prior drafts and communications with respect hereto. This Amendment may not be amended except in accordance with the provisions of Section 13.2 of the Loan Agreement.

(f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment, the Loan Agreement or the Loan Documents.

(g) The Borrower agrees to pay or reimburse Bank of America, N.A. (including in its capacity as Agent), upon demand, for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by Bank of America, N.A. (including in its capacity as Agent) in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:	/s/ Caye Hursey
Name:	Caye Hursey
Title:	Treasurer

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

By:	/s/ Hollis M. O’Brien
Name:	Hollis M. O’Brien
Title:	Secretary

Third Amendment to

Amended and Restated

Loan and Security Agreement

Commitment: $27,200,000 Pro Rata Share: 27.2%	BANK OF AMERICA, N.A., as Agent and as a Lender

	By:	/s/ John McNamara
	Name:	John McNamara
	Title:	Vice President

Third Amendment to

Amended and Restated

Loan and Security Agreement

Commitment: $20,000,000 Pro Rata Share: 20%	WELLS FARGO FOOTHILL, LLC, as Collateral Agent and as a Lender

	By:	/s/ Brad Engel
	Name:	Brad Engel
	Title:	Assistant Vice President

Third Amendment to

Amended and Restated

Loan and Security Agreement

Commitment: $26,400,000 Pro Rata Share: 26.4%	CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Syndication Agent and as a Lender

	By:	/s/ Kenneth Sepp
	Name:	Kenneth Sepp
	Title:	Senior Vice President

Third Amendment to

Amended and Restated

Loan and Security Agreement

Commitment: $26,400,000 Pro Rata Share: 26.4%	THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent and as a Lender

	By:	/s/ Bansree M. Parikh
	Name:	Bansree M. Parikh
	Title:	Assistant Vice President

Third Amendment to

Amended and Restated

Loan and Security Agreement